Exhibit 10.1

AMENDMENT NO. 1 TO EMPLOYMENT SERVICES AGREEMENT

This Amendment No. 1 to the Employment Services Agreement (this “Amendment”), is entered into as of April 8, 2015, by and between Li3 Energy, Inc., a Nevada corporation (the “Company”), and Luis Saenz (the “Executive” and, together with the Company, “the Parties”).

WITNESSETH:

WHEREAS, the Company and Executive entered into an Employment Services Agreement dated as of August 24, 2011 (hereinafter the “Employment Agreement”); and

WHEREAS, the Parties desire to amend the Employment Agreement.

NOW, THEREFORE, the Parties hereto agree to amend the Employment Agreement as follows, effective as of the date hereof:

1. Section 1 will be deleted in its entirety and replaced with the following:

“Employment Period. The term of the Executive’s employment by the Company pursuant to this Agreement (the “Employment Period”) shall continue until December 31, 2015 (the “Termination Date”). Unless the Parties agree in writing, prior to the Termination Date, to extend the Executive’s term (any such successive term, the “Extended Term”), the Agreement shall automatically terminate as of the Termination Date, without any further action by the Parties.”

2. Section 3 shall be amended by deleting the entire section following the first sentence (the provision to be replaced beginning with “Once the Board has established the Base Salary”) and replacing it with the following:

“Notwithstanding the foregoing, (i) from April 1, 2015, until June 30, 2015, Executive shall be paid a Base Salary equal to $125,000 per annum (or $10,416.67 per month) and (ii) from July 1, 2015, until December 31, 2015, Executive shall be paid a Base Salary equal to $62,500 per annum (or $5,208.33 per month). The Base Salary shall be payable to Executive as follows: (x) from March 1, 2015 through March 31, 2015, eighty-five percent (85%) in cash and fifteen percent (15%) in shares of common stock of the Company and (y) from April 1, 2015, through December 31, 2015, entirely in cash. If the Parties decide to enter into an Extended Term with the Executive, the Base Salary with respect to calendar year 2016 must be set no later than December 5, 2015. Notwithstanding the foregoing, the Base Salary may be increased at the Board’s sole discretion.”

3. Section 6(a) will be deleted in its entirety and replaced with the following:

“Voluntary Resignation; Termination without Cause. The Executive and the Company may terminate the Executive’s employment at any time upon thirty (30) days prior written notice to the other Party. In the event of (i) the Executive’s voluntary termination of his employment, other than with respect to any such voluntary termination pursuant to Section 6(e) hereof, or (ii) the termination by the Company of the Executive’s employment without Cause, the Company shall have no obligation, except as otherwise required by this Agreement or by applicable law, to make payments to the Executive or to provide the benefits described in Section 5, for periods after the date on which the Executive’s employment with the Company terminates, except for the payment of the Base Salary due to the Executive through the Termination Date.”

4. Section 6(c) shall be amended by deleting the reference to “Severance Period (as defined below)” and replacing it with “period through the Termination Date”

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5. Section 6(e) will be deleted in its entirety and replaced with the following:

“Payments upon Corporate Events. In the event the Company terminates Executive’s employment by the Company or the Executive voluntary resigns within ninety (90) days of the completion of a (i) tender offer by a third party for the ownership of 20% or more of the Company’s outstanding securities, (ii) merger or consolidation by the Company with another entity (unless as a result of such merger or consolidation, more than 80% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the shareholders of the Company, as of the time immediately prior to such transaction), (iii) sale of substantially all of the Company’s assets or (iv) change in the composition of at least a majority of the members of the Board (each, a “Corporate Event”), the Company shall (A) pay the Executive the Base Salary owed to the Executive through the Termination Date, in cash, within ten (10) days of the termination date of Executive’s employment with the Company (the “Salary Payment”) and (B) purchase all shares of common stock of the Company held by the Executive at the date of such Corporate Event, in cash, within sixty (60) days of such Corporate Event, at a per share price equal to the greater of: (x) the closing price of the common stock on the date immediately preceding the date of such Corporate Event, or (y) if applicable, the per-share purchase price paid for by the acquiring Person in connection with such Corporate Event (the “Repurchase” and together with the Salary Payment, the “Payments”). Notwithstanding the foregoing, no Payments under this Section 6(e) shall be required if such Corporate Event was approved unanimously by the Board. For purposes of this Agreement, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(I)(i) (as in effect on the date hereof) under the Securities Exchange Act of 1934, as amended. In addition, “Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, and as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (A) the Company or any of its Subsidiaries; (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries; (C) an underwriter temporarily holding securities pursuant to an offering of such securities; or (D) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportion as their ownership of stock of the Company.” For the avoidance of doubt, the Executive shall resign all positions he holds with the Company prior to receiving the Payments.

6. Section 7(a) shall be amended by deleting the reference to “Severance Period” and replacing it with “period through the Termination Date”.

7. Section 14(a) will be deleted in its entirety and replaced with the following:

“to the Company at:

Li3 Energy, Inc.

Marchant Pereira 150

Of. 802

Providencia, Santiago, Chile

Attn: Board of Directors

with a copy to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, NY 10105

Attn: Richard I. Anslow

Fax: (212) 370-7889”

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8. In consideration of the Amendment, the Company agrees to issue Executive 8,928,571 shares of common stock of the Company, such issuance to be effected upon the execution of this Amendment.

9. The Parties hereby agree that, except as specifically provided in and modified by this Amendment, the Employment Agreement is in all other respects hereby ratified and confirmed and references to the Employment Agreement shall be deemed to refer to the Employment Agreement as modified by this Amendment.

[signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first written above.

LI3 ENERGY, INC.

By:	/s/ Patrick Cussen
Name: Patrick Cussen
Title: Chairman of the Board

EXECUTIVE

/s/ Luis F. Saenz
Luis F. Saenz

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